Portions of this exhibit marked [*] are omitted and
are requested to be treated confidentially.

Exhibit 10.91

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is executed as of the 21st day of October, 2002, by and between, VESTA THERAPEUTICS, Inc., a Delaware corporation with its headquarters at 7600 Wisconsin Avenue, Bethesda, MD 20814 (“VESTA”), and INCARA CELL TECHNOLOGIES, INC., a Delaware corporation with its headquarters at 79 T. W. Alexander Drive 4401Research Commons, Suite 200, Research Triangle Park, North Carolina 27709 (“ICT”).

ARTICLE I—DEFINITIONS

The following terms as used in this Agreement shall have the meanings set forth below:

SECTION 1.1  “Acquired Assets” means all the assets, properties, and business of ICT of every kind, character, and description, whether tangible, intangible, real, personal, or mixed, and wherever located to the extent they are related or useful for Cell Therapy and all Recorded Information and Regulatory Information related thereto (all of which are sometimes collectively referred to as the Assets), but excluding cash and accounts receivable.

SECTION 1.2  “Affiliate” means, as to any Person: (i) any other Person of which more than fifty percent (50%) of the voting stock or other equity interest is owned, directly or indirectly, by such Person; (ii) any other Person that, directly or indirectly, owns more than fifty percent (50%) of the voting stock or other equity interest of such Person; or (iii) any other Person under the direct or indirect control of a Person described in clause (i) or clause (ii).

SECTION 1.3  “Agreement” means this Asset Purchase Agreement, as may be amended from time to time, including all Schedules hereto.

SECTION 1.4  “Assumed Liabilities” means all obligations of ICT under the Contracts that accrue for, or are attributable to, periods after the Closing Date.

SECTION 1.5  “Cell Therapy” means biological cells, products of said cells, and/or the use of said cells, including without limitation cells which have been isolated, contacted or otherwise manipulated to any extent in vitro, in research, diagnosis or therapy.

SECTION 1.6  “Closing Date” means the date on which the “Closing” (as defined in Section 3.1) occurs.

SECTION 1.7  “Contracts” means only those agreements expressly listed on Schedule 4.8.

SECTION 1.8  “Documentation” means all records, asset ledgers, books of account, inventory records, customer and supplier lists, sales literature and advertising and promotional materials relating to the Product or any of the Acquired Assets.

SECTION 1.9  “Excluded Assets” means all assets, properties, rights and interests of ICT other than the Acquired Assets.

SECTION 1.10  “Excluded Liabilities” means all liabilities, obligations, commitments and debts of ICT that are not Assumed Liabilities. Without limiting the generality of the foregoing and by way of example only, all liabilities, obligations, commitments or debts: (i) under the Contracts that accrue for, or are attributable to, periods prior to the Closing Date; (ii) related to the Acquired Assets and incurred prior to, or attributable to periods occurring prior to, the Closing Date; or (iii) arising out of the research, development, manufacture, production, sales, marketing, distribution, license, exploitation and/or commercialization of the Product on or prior to the Closing Date are Excluded Liabilities.

SECTION 1.11  “FDA” means the United States Food and Drug Administration.

SECTION 1.12  “IND” means the Investigational New Drug Application (reference no. BB-IND 10538) filed with the FDA, together with any supplements thereto, and all legal rights and privileges belonging or accruing to the owner or holder thereof.

SECTION 1.13  “Intellectual Property” means all of the intellectual properties and property rights that are owned, leased or licensed by ICT as of the Closing Date and used in, useful for, or related to the research, development, manufacture, production, sales, marketing, distribution, license, exploitation and/or commercialization of Cell Therapy, including without limitation: (i) Know-How; and (ii) the United States and foreign patents and applications for patent relating thereto listed on Schedule 4.10 (together with all continuations, continuations-in-part, divisions, patents of addition, reissues, renewals or extensions thereof and all SPCs with respect thereto, the “Patents”).

SECTION 1.14  “Inventory” means all supplies and quantities of ICT as of the Closing Date wherever located, of: (i) human and animal cells and tissues; and, (ii) the materials and supplies to be used or consumed in the research or production of Cell Therapy compositions or methods, but excluding furniture fixtures and equipment not included within the Transamerica Note.

SECTION 1.15  “Know-how” means any and all confidential or generally unavailable technical information and know-how which relates to or is useful for Cell Therapy and is in the possession of ICT as of the Closing Date, including, without limitation, biological, chemical, pharmacological, toxicological, clinical, assay, control, sales and manufacturing protocols, data or any other information.

SECTION 1.16  “Liens” means mortgages, liens, pledges, charges, security interests, obligations relating to, or encumbrances of any kind whatsoever, but excluding purchase money security interests on assets securing the Transamerica Note and the assets under the August 12, 2002 agreement between ICT and Miltenyi Biotec, Inc

SECTION 1.17  “NDA” means an application(s) filed with the FDA for marketing authorization of the Cell Therapy Products within the United States.

SECTION 1.18  “Net Sales” shall mean the gross amount billed or invoiced by VESTA or an Affiliate of VESTA for sale or other disposition of Products, less the following deductions all with respect to Product: (a) discounts, chargebacks, allowances for bad debts or uncollectible amounts, Medicaid/Medicare rebates (other than as described in (d) below) and allowances actually taken; (b) sales, use, value added and excise taxes, import and customs duties, tariffs, and any other similar taxes, duties or tariffs, to the extent actually paid by the selling party; (c) freight, insurance, packaging costs and other transportation charges to the extent added to the sales price; and (d) amounts repaid or credits taken by reason of rejections, defects or returns or because of retroactive price reductions or due to recalls or government laws or regulations requiring rebates. “Net Sales” shall not include amounts for any Product furnished to a third party for which payment is not intended to be received, including, but not limited to, Products used in clinical trials and Products distributed as promotional and free goods. Furthermore, “Net Sales” shall not include amounts from sales or other dispositions of Products between VESTA and any of its Affiliates.

SECTION 1.19  “Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust, or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

SECTION 1.20  “Product” means any product or composition useful for the research, diagnosis or treatment of disease or injury to the extent said Product is covered by a Valid Claim.

SECTION 1.21  “Recorded Information” means information or data that is physically recorded or stored in readable or retrievable form (e.g., writing, microfiche, computer disk, etc.).

SECTION 1.22  “Regulatory Documentation” means all regulatory filings, submissions, notices (of approval and otherwise), correspondence and supporting materials and safety data for the Product owned by ICT or to which ICT has rights as of the Closing Date, including without limitation (i) the IND and all approvals thereof, all of which in existence as of the date hereof and as of the Closing Date are set forth on Schedule 1.22, and (ii) all clinical data contained or related to any of the foregoing, and all legal rights and privileges belonging or accruing to the owner or holder thereof.

SECTION 1.23  “Required Notice” means notification to the FDA of the transfer of the IND.

SECTION 1.24  “SPC” means a right based upon a patent to exclude others from making, using or selling the Product, such as a Supplementary Protection Certificate.

SECTION 1.25  “Specified Consents” means the written consents of those Persons set forth on Schedule 4.1 to the sale, transfer, assignment and conveyance of the Acquired Assets to VESTA.

SECTION 1.26  “Technical Package” means Recorded Information relating to the manufacture and sale of Product by ICT, and on account of or for ICT by Third Party(s), prior to the date of this Agreement, which shall contain such items, without limitation, as starting material specifications, finished product specifications, assays, standard operating procedures and batch production records.

SECTION 1.27  “Third Party” means any Person other than a party to this Agreement or an Affiliate of either party.

SECTION 1.28  “Transamerica Note” means the promissory note dated October 31, 2001 in the original principal amount of $499,254.73, issued by ICT and its Affiliates to Transamerica Technology Finance Corporation.

SECTION 1.29  “Valid Claim” shall mean (a) any claim of an issued and unexpired patent within the Acquired Assets on the Closing Date which has not been held unenforceable or invalid by a court or other governmental agency of competent jurisdiction in an unappealed or unappealable decision, and which has not been disclaimed or admitted to be invalid or unenforceable through reissue or otherwise, or (b) on the Closing Date and with respect to the jurisdiction in question, a pending claim in a pending patent application within the Acquired Assets. Notwithstanding Section 1.29(b) above, in the event that a pending claim in a pending patent application does not issue as a valid and enforceable claim in an issued patent within five (5) years after the date from which such patent application takes earliest priority, such a pending claim shall not be a Valid Claim, unless and until such pending claim subsequently issues as a valid and enforceable claim in an issued patent, in which case such claim shall be reinstated and be deemed to be a Valid Claim as of the date of issuance of such patent.

ARTICLE II—PURCHASE AND SALE

SECTION 2.1  Purchase and Sale.    Subject to the terms and conditions set forth in this Agreement, ICT agrees to sell, convey, assign and transfer to VESTA, and VESTA agrees to purchase, on the Closing Date, all of the Acquired Assets. ICT shall retain the Excluded Assets.

SECTION 2.2  Assumption of Liabilities.    Subject to the terms and conditions of this Agreement, VESTA agrees to assume, on the Closing Date, the Assumed Liabilities. ICT expressly understands and agrees that VESTA does not assume, and shall not be liable for, any Excluded Liabilities and that ICT shall retain all Excluded Liabilities.

SECTION 2.3  Purchase Price.

(a)  VESTA shall pay, in consideration for the Acquired Assets, the following amounts:

(i)  on the Closing Date, the sum of Three Million Dollars ($3,000,000) to ICT; and

(ii)  additional compensation pursuant to Section 2.4.

(b)  The payment in Section 2.3(a)(i) will be tendered by VESTA to ICT by Federal wire of funds to First Union National Bank, ABA routing # 053000219, and designated “For credit to the account of Incara Cell Technologies, Inc. Account # 4002844483.

SECTION 2.4  Additional Compensation.

(a)  VESTA shall make quarterly payments to ICT equal to [*] percent ([*]%) of Net Sales by VESTA of Products in each reporting period.

(b)  VESTA shall pay any amounts due and payable on Net Sales within forty-five (45) days after the end of the reporting period in which such Net Sales were billed or invoiced by VESTA.

(c)  VESTA’s payment obligations under Section 2.4(a) above will cease with respect to any payment that otherwise would result from the sale of a Product that occurs after the date of expiration or final determination of invalidity of the last Valid Claim that covers the making, using, offering for sale, selling or importing of such Product.

(d)  ICT and VESTA recognize and agree that, in order to develop and commercialize Products, it will be necessary for VESTA to make use of and/or incorporate multiple elements of intellectual property from multiple sources. VESTA shall determine, in its sole judgment, which elements of intellectual property are necessary and/or desirable for the development and/or commercialization of the licensed technology. Royalty payments or license fees to third parties may occur if intellectual property owned by a third party is required or desirable for the commercialization of the Licensed Technology. All types of payments to third parties that VESTA has determined and/or may determine are necessary or desirable to obtain licenses or other rights to use or incorporate other intellectual property or products relating to development and commercialization of Products, shall be creditable against amounts otherwise owed to ICT hereunder; provided, that in no one year shall such expenses be credited against more than sixty-seven percent (67%) of payments otherwise owed to ICT. Any greater amount of such expenses may be carried over and credited against amounts owed in future years.

(e)  No additional compensation shall be payable with respect to any sale or other transfer of a Product between VESTA and its Affiliates. Such additional compensation shall instead accrue only upon the first sale of such Product to a third party that is not an Affiliate of VESTA.

(f)  If VESTA sells a Product in combination with another product or products where one or more of such products are not Products (a “Combination Product”), Net Sales under such circumstances shall be calculated by multiplying the Net Sales of the Combination Product (as defined in the standard Net Sales definition) by the fraction, A/(A + B) where A is the average sale price of the Product when sold separately in finished form and B is the average sale price of the other product(s) sold separately in finished form. In the event that the average sale price of the Product can be determined but the average sale price of the other product(s) in the Combination Product cannot be determined, Net Sales for purposes of determining payments shall be calculated by multiplying the Net Sales of the Combination Products by the fraction C/(C + D) where C is VESTA’s average sales price of the Product and D is the difference between the average selling price of the Combination Product and the average selling price of the Product. If the average sale price of the other product(s) in the Combination Product can be determined but the average price of the Product cannot be determined, Net Sales for purposes of determining payments shall be calculated by multiplying the Net Sales of the Combination Products by the following formula: one (1) minus C/(C + D) where C is the average selling price

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

of the other product(s) and D is the difference between the average selling price of the Combination Products and the average selling price of the other product(s). Where neither the average sale price of the Product nor the average sale price of the other products in the Combination Product can be determined, Net Sales for purposes of determining payments shall be (a) the Net Sales received for Combination Products (b) multiplied by a fraction wherein the numerator is the fully burdened cost for the Product and the denominator is the fully burdened cost for the Combination Product. The Net Sales price for a Combination Product shall be calculated at the beginning of each calendar year, and such price shall be used during all applicable reporting periods for that calendar year. When determining the average sale price of a Product, the average sale price shall be calculated using data arising from the twelve (12) months (or such lesser number of months for which there may be sales data) preceding the calculation of the Net Sales price for the Combination Product.

(g)  If provision is made in law or regulation for withholding of taxes of any type, levies or other charges with respect to any amounts due and payable under this Agreement by VESTA to ICT, VESTA shall be entitled to deduct such tax, levy or charge from the payment to be made by VESTA and pay such tax, levy or charge to the proper taxing authority. A receipt of payment of the tax, levy or charge secured shall be promptly delivered to ICT, together with copies of all pertinent communications from or with such governmental authorities with respect thereto. At ICT’s reasonable request and at ICT’s expense, VESTA shall reasonably assist ICT in any effort by ICT in claiming any exemption from such deductions or withholdings under any double taxation or similar agreement or treaty from time to time in force, and in minimizing the amount required to be so withheld or deducted.

(h)  All payments made to ICT hereunder shall be accompanied by a written statement setting forth in reasonable detail the calculation thereof. VESTA shall maintain complete and accurate records sufficient to enable accurate calculation of payments due ICT hereunder. VESTA shall preserve such records and books of account for a period of three (3) years after the end of the period covered by such records and books of account, which obligation shall survive expiration or termination of this Agreement.

(i)  VESTA shall permit an independent public accountant designated by ICT and reasonably acceptable to VESTA, to have access, no more than once in each calendar year during the term of this Agreement and no more than twice during the three (3) calendar years following the expiration or termination of VESTA’s payment obligations hereunder, during regular business hours and upon at least ten (10) days prior written notice, to VESTA’s records and books relating to amounts payable hereunder, for the purpose of determining the accuracy of Net Sales reported, and payments made, by VESTA to ICT within the one (1) year period immediately preceding such an audit. The independent public accountant shall be under a confidentiality obligation to VESTA to disclose to ICT only (a) the accuracy of Net Sales reported and the basis for payments made to ICT under this Agreement, and (b) the difference, if any, by which such reported and paid amounts vary from amounts determined as a result of the audit. The audit shall be at ICT’s expense. ICT will be under a continuing obligation of confidentiality to VESTA with respect to all information reported or generated during the audit. If such examination results in a determination that Net Sales or payments have been understated or overstated, such determination shall be subject to review by an additional independent public accountant, designated by VESTA and reasonably acceptable to ICT. In the event that such additional review confirms the existence and amount of any understatement or overstatement of

Net Sales or payments, as determined by the accountants retained by ICT, the unpaid amounts due shall be paid promptly by VESTA or the overpayment amount shall be refunded promptly by ICT. In the event of an understatement of Net Sales or payments by five percent (5%) or more, VESTA shall reimburse ICT for the cost of the examination. In the event that such additional review reaches a different determination than the determination reached by the accountants retained by ICT, as to the existence and/or amount of any understatement or overstatement of Net Sales or payments, the Parties shall negotiate in good faith to resolve such differences.

SECTION 2.5  Legal Tender.    All payments required to made under this Agreement shall be made in lawful money of the United States of America.

ARTICLE III—EXECUTION, CLOSING AND EFFECTIVENESS

SECTION 3.1  Execution; Closing; Deliveries.

(a)  The transactions contemplated by this Agreement shall be consummated at a closing (the “Closing”) to occur on or before October 31, 2002, at VESTA’s offices in Bethesda, Maryland or at such other time or location as the parties may mutually agree.

(b)  On or before the Closing Date, ICT shall deliver to VESTA, by hand delivery at the Closing or by shipping such items to a destination in the United States specified by VESTA: (i) all tangible portions of the Acquired Assets (including, without limitation, the Documentation, the Regulatory Documentation and the Contracts), except that the Inventory shall remain at its current location(s) ; and (ii) the Technical Package.

(c)  At the Closing, ICT shall execute and deliver to VESTA a Bill of Sale and Assignment and Assumption Agreement substantially in the form of Schedule A (the “Bill of Sale and Assignment”) selling, assigning, transferring and conveying the Acquired Assets to VESTA.

(d)  At the Closing, ICT shall deliver a certificate of its Chief Executive Officer certifying: (i) that the conditions set forth in Sections 3.2(b)(ii), 3.2(b)(iii) and, if the Closing Date is after the date hereof, 3.2(b)(i) have been satisfied; (ii) that the corporate resolutions authorizing the execution, delivery and performance of the ICT Agreements (as defined in Section 4.1(b)) the consummation of the transactions contemplated therein, attached thereto are in full force and effect and have not been amended, modified or rescinded; and (iii) as to the incumbency and authority of the officers of ICT executing the ICT Agreements and acting on its behalf in connection with the transactions contemplated thereby.

(e)  At the Closing, ICT shall deliver to VESTA evidence that all Specified Consents have been obtained.

(f)  At the Closing, ICT shall cause its counsel to deliver to VESTA certain legal opinions relating to corporate matters, dated the Closing Date, in the form of Schedule B.

(g)  At the Closing, VESTA shall make the payment to ICT as described in Section 2.3(a)(i).

(h)  At the Closing, VESTA shall deliver a certificate of its Chief Executive Officer certifying: (i) that the conditions set forth in Sections 3.2(a)(ii) and, if the Closing Date is after the date hereof, 3.2(a)(i) have been satisfied; (ii) that the corporate resolutions authorizing the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated herein, attached thereto are in full force and effect and have not been amended, modified or rescinded; and (iii) as to the incumbency and authority of the officers of VESTA executing this Agreement and acting on its behalf in connection with the transactions contemplated hereby.

(i)  At the Closing Date, VESTA shall cause its counsel to deliver to ICT certain legal opinions relating to corporate matters, dated the Closing Date, in the form of Schedule C.

SECTION 3.2  Conditions Precedent to Closing.

(a)  Conditions Precedent to Obligations of ICT.    The obligation of ICT to consummate the transactions contemplated by this Agreement to be consummated at the Closing shall be subject to the reasonable satisfaction, or to the waiver by ICT in writing, on or before the Closing Date, of the following conditions, all of which are for the sole benefit of ICT:

(i)  all representations and warranties of VESTA set forth in Article V or elsewhere in this Agreement shall have been true, correct and complete when made and shall be true, correct and complete as of the Closing Date;

(ii)  VESTA shall have performed and complied in all material respects with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by VESTA prior to or on the Closing Date;

all actions required to be taken, and deliveries required to be made or caused to be made, by VESTA at Closing pursuant to Section 3.1 shall have been taken or made;and,

(iv)  the Board of Directors of VESTA shall have unanimously approved this Agreement.

(b)  Conditions Precedent to Obligations of VESTA.    The obligation of VESTA to consummate the transactions contemplated by this Agreement to be consummated at the Closing shall be subject to the reasonable satisfaction, or to the waiver by VESTA in writing, on or before the Closing Date, of the following conditions, all of which are for the sole benefit of VESTA:

(i)  all representations and warranties of ICT set forth in Article IV or elsewhere in this Agreement shall have been true, correct and complete when made and shall be true, correct and complete as of the Closing Date and any exceptions set forth in the Schedules shall be acceptable to VESTA, in VESTA’s sole discretion;

(ii)  ICT shall have performed and complied in all material respects with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by ICT prior to or on the Closing Date;

(iii)  all Specified Consents shall have been obtained on terms satisfactory to VESTA, including without limitation, the modification of the terms of the Transamerica Note;

(iv)  all actions required to be taken, and deliveries required to be made or caused to be made, by ICT at Closing pursuant to Section 3.1 shall have been taken or made;

(v)  the Board of Directors of ICT shall have unanimously approved this Agreement;,

(vi)  all contracts, agreements, obligations and any other promises of or by ICT relating to or affecting the Acquired Assets, whether contingent or fixed, have been satisfied or terminated by ICT. To the extent said obligations are solely financial obligations, are fully disclosed in Schedule 4.8, and ICT has arranged for VESTA to pay such obligations directly out of the payment under 2.3(a)(i), then to such extent the satisfaction of these financial obligations by VESTA shall not be a condition to Closing; and,

(vii)  all contracts, agreements, obligations and any other promises of or by ICT not relating to or affecting the Acquired Assets, whether contingent or fixed, will have been satisfied or terminated by ICT within ten (10) days of the Closing Date.

SECTION 3.3  Further Assurances.    From time to time within two (2) years after the Closing Date, ICT shall, at VESTA’s expense, execute and deliver any further instruments or documents as VESTA may reasonably request in order to accomplish transfer of the Acquired Assets to VESTA as contemplated hereby.

SECTION 3.4  No Brokers.    ICT and VESTA mutually represent and warrant to each other that they have not negotiated with any broker or finder in connection with this Agreement or the subject matter hereof. Each party agrees that should any claim be made against the other party for any broker’s commission or finder’s fee by reason of the acts of such party, the party upon whose acts such claim is adjudicated shall hold the other party harmless from and against all liability and expense in connection therewith.

ARTICLE IV—ICT’S REPRESENTATIONS AND WARRANTIES

ICT represents and warrants as of the date hereof and as of the Closing Date that:

SECTION 4.1  Corporate Existence and Authorization; No Contravention; Specified Consents.

(a)  ICT is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. ICT has the requisite corporate power and authority to own, lease, license and sell the Acquired Assets.

(b)  ICT has the requisite corporate power and authority to execute and deliver this Agreement and the related Bill of Sale and Assignment (collectively, the “ICT Agreements”) and to perform the transactions contemplated hereby and thereby. The execution, delivery and performance of each of the ICT Agreements has been duly and validly authorized by all necessary corporate and stockholder action on the part of ICT. Each ICT Agreement has been, or will be at the Closing, duly executed and delivered by ICT and each constitutes, or will constitute when executed and delivered, a valid and binding obligation of ICT, enforceable against ICT in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors, and subject to the further qualification that the remedy of specific performance or injunctive relief is discretionary with the court before which any proceeding therefor may be brought.

(c)  The execution, delivery and performance by ICT of the ICT Agreements do not and will not:

(i)  conflict with or constitute a violation of the Certificate of Incorporation or Bylaws of ICT;

(ii)  conflict with or constitute a violation of any law, statute, judgment, order, decree or regulation of any legislative body, court, administrative agency, governmental authority or arbitrator applicable to or relating to ICT or the Acquired Assets;

(iii)  conflict with, constitute a default under, result in a breach or acceleration of or, except as set forth on Schedule 4.1, require notice to or the consent of any third party under any contract, agreement, commitment, lease, mortgage, note, license or other instrument or obligation to which ICT is party or by which it is bound or by which the Acquired Assets are affected; or

(iv)  result in the creation or imposition of any Lien or encumbrance of any nature whatsoever on any of the Acquired Assets.

(d)  Schedule 4.1 sets forth the Specified Consents, to include the Required Notice, in substantially the form attached hereto as Schedule D.

SECTION 4.2  Status of Acquired Assets.

(a)  ICT has good and marketable title to all of the Acquired Assets, free and clear of any Liens.

(b)  To ICT’s best knowledge, no product, formula, formulation, trademark, process, method, substance, or other material that is part of the Acquired Assets infringes any rights owned or held by any Person, and, to the best knowledge of ICT, no item currently being manufactured, distributed, sold or used by any Person infringes any rights of ICT to the Acquired Assets.

SECTION 4.3  Financial Statement.    ICT has previously delivered to VESTA a true and complete copy of its unaudited statement of operations relating to ICT’s operating revenues and expenses for the eleven (11) months ended August 31, 2002 (the “Financial Statement”). The Financial Statement: (a) is true, correct and complete; (b) is in accordance with the books and records of ICT; and (c) presents fairly ICT’s results of operations for the period shown.

SECTION 4.4  Litigation.    There are no claims, actions, suits, arbitration proceedings, inquiries, hearings, injunctions or investigations (“Claims”) pending, or to the knowledge of ICT, threatened, against ICT relating to the Product or any of the Acquired Assets. No Claims have been brought within the last two (2) years against ICT relating to a Product or any of the Acquired Assets. To ICT’s knowledge, there are no facts or circumstances which could serve as the basis for any Claim against ICT involving the Product or any of the Acquired Assets, or, by virtue of the execution, delivery and performance of this Agreement, against VESTA.

SECTION 4.5  Compliance with Laws.    There is not outstanding or, to the knowledge of ICT, threatened any order, writ, injunction or decree of any court, governmental agency or arbitration tribunal against or involving the Product or the Acquired Assets. ICT is currently in full compliance with all laws, statutes, rules, regulations, orders and licensing requirements (“Rules”) of federal, state, local and foreign agencies and authorities applicable to the research, development, manufacture, production, sales, marketing, distribution, license, exploitation and/or commercialization of the Product or any of the Acquired Assets. To the knowledge of ICT, there has been no allegation of any violation of any such Rules, and no investigation or review by any federal, state or local body or agency is pending, threatened or planned with respect to the Product or any of the Acquired Assets.

SECTION 4.6  Utilization of Acquired Assets.    The Acquired Assets constitute all of the assets, tangible and intangible, of any nature whatsoever, currently used by ICT in connection with the research, development, manufacture, production, sales, marketing, distribution, license, exploitation and/or commercialization of the Product.

SECTION 4.7  Inventory.    Except as otherwise described on Schedule 4.7, all items included in the Inventory are: (i) in good condition and not obsolete or defective; and (ii) useable or saleable in the ordinary course of business consistent with ICT’s past practice, subject to normal wear and maintenance. All of the Inventory is described, and the location of all such Inventory is set forth, on Schedule 4.7.

SECTION 4.8  Contracts.    All of the Contracts that (i) are not terminable by either party without penalty on 30 days notice or (ii) are material to the research, development, manufacture, production, sales, marketing, distribution, license, exploitation and/or commercialization of the Product by ICT are listed on Schedule 4.8. ICT has delivered to VESTA true and complete copies of all written Contracts, including any and all amendments and other modifications thereto. Each of the Contracts is valid, binding and enforceable in accordance with its terms and is in full force and effect. ICT has not waived any of its rights under, or modified the terms of, any Contract orally or by a pattern of practice or otherwise.

There are no existing defaults except as disclosed on Schedule 4.8 and as expressly agreed to be paid by VESTA under Section 3.2(b)(vi), and no events or circumstances have occurred which, with or without notice or lapse of time or both, would constitute defaults, under any of the Contracts. The assignment of the Contracts by ICT to VESTA will not, with respect to any Contract: (i) constitute a default thereunder; (ii) require the consent of any person or party, except for the Specified Consents; or (iii) affect the continuation, validity and effectiveness thereof or the terms thereof.

SECTION 4.9  Suppliers and Customers.    Each supplier of goods or services to ICT in respect of the Product to which ICT paid more than $25,000 during the twelve (12) months ended on September 30, 2002, and each customer of ICT in respect of cell processing revenue who paid ICT any amount during such period, are listed on Schedule 4.9 and Schedule 4.7, respectively, which Schedules reflect in each case the amounts so paid. ICT is not engaged in any dispute with any of such suppliers or customers.

SECTION 4.10  Clinical Trials.    ICT has provided VESTA with all information concerning side effects, injury, toxicity or sensitivity reaction, or unexpected incidents, whether or not serious or unexpected, relating to the Product (“Adverse Experiences”).ICT’s IND BB-IND 10538 is, and has been, ICT’s sole clinical trial. ICT has not enrolled patients in any clinical trial, including without limitation said IND BB-IND 10538, at any time. ICT has not been associated in any way with any other clinical trial, or patient treatment, of any kind.

SECTION 4.11  Intellectual Property.    All items of Intellectual Property are described in reasonable detail on Schedule 4.10. ICT has not disclosed any information included in the Acquired Assets to any third party, except to its advisors, attorneys and consultants and except pursuant to confidentiality arrangements, including confidential treatment requests filed with the Securities and Exchange Commission (the “SEC”), and has taken reasonable measures to protect all such information as confidential. ICT (i) owns all right, title and interest in and to, or (ii) has an exclusive license to or right to exclusively license, each item included in the Intellectual Property, free and clear of any Liens. Except as otherwise disclosed in Schedule 4.10, ICT has not licensed any of the Intellectual Property to any third party, and to ICT’s knowledge no third party other than the licensors otherwise has any right to use any of the Intellectual Property and as to the licensors, said licensors retain only the right to use the Intellectual Property in noncommercial research. There are no claims or suits against ICT challenging ICT’s ownership of or right to use any of the Intellectual Property, nor to ICT’s knowledge does there exist any basis therefor. There are no claims or suits against ICT alleging that any of the Intellectual Property or any of ICT’s use of the Intellectual Property infringes any rights of any third parties, nor to ICT’s knowledge does there exist any basis therefor.

SECTION 4.12  Tax Matters.    In all respects relating to the Product or any of the Acquired Assets: (i) ICT has filed all federal, state, local and foreign tax returns required to be filed; (ii) each such return is complete, accurate and in compliance with applicable law and regulations in all material respects; and (iii) ICT has paid or provided for all such taxes of any nature whatsoever, with any related penalties, interest and liabilities, that are or would be shown on such tax returns as due and payable on or before the date hereof, other than such taxes as are being contested in good faith.

SECTION 4.13  Characteristics of Product.    All Recorded Information in the possession of, or readily obtainable by, ICT reflecting quality, toxicity, safety and/or efficacy characteristics of the Product has been disclosed to VESTA in writing prior to the date hereof or will be disclosed to VESTA on the Closing Date.

SECTION  4.14  Solvency.    As of the completion of this transaction, ICT will not be insolvent and will not be rendered insolvent by any of the transactions contemplated by this Agreement. In addition, immediately after giving effect to the consummation of the transactions contemplated by this Agreement: (i) ICT will be able to pay its debts as they become due; and (ii) ICT will not have unreasonably small assets with which to conduct its present or proposed business. As used in this Section, (i) “insolvent” means that the sum of the present fair saleable value of ICT’s assets does not and will not exceed its debts and other probable liabilities; and (ii) “debts” includes any legal liability, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent, disputed or undisputed or secured or unsecured.

SECTION 4.15  Disclosure.    No representation, warranty or statement made by ICT in any of the ICT Agreements, or any document furnished or to be furnished to VESTA pursuant to any of the ICT Agreements, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements contained herein or therein not misleading. As of the date this Agreement is executed and as of the Closing Date, ICT has made and will have made full disclosure of all material facts relating to the Acquired Assets, including without limitation, all financial commitments, obligations or liabilities, contingent or otherwise, relating to or affecting the Acquired Assets.

SECTION 4.16  Trademarks.    ICT has filed no trademark application(s) and has no rights to or in any trademarks or trademark applications.

ARTICLE V—VESTA’S REPRESENTATIONS AND WARRANTIES

VESTA represents and warrants as of the date hereof and as of the Closing Date that:

SECTION 5.1  Corporate Existence.    VESTA is a corporation duly organized and validly existing under the laws of the State of Delaware.

SECTION 5.2  Due Authorization; Binding Agreement.    VESTA has the requisite corporate power and authority to execute, deliver and perform this Agreement and any related agreements to which VESTA is a party (collectively, the “VESTA Agreements”) and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of the VESTA Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of VESTA. The VESTA Agreements have been or, with respect to VESTA Agreements to be executed at the Closing, will be duly executed and delivered by VESTA and each constitutes or will constitute when executed and delivered a valid and binding obligation of VESTA, enforceable against VESTA in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors, and subject to the further qualification that the remedy of specific performance or injunctive relief is discretionary with the court before which any proceeding therefor may be brought.

SECTION 5.3  No Contravention.    The execution, delivery and performance of the VESTA Agreements do not and will not: (i) conflict with or constitute a violation of the Certificate of Incorporation or Bylaws of VESTA; or (ii) conflict with or constitute a violation of any law, statute, judgment, order, decree or regulation of any legislative body, court, administrative agency, governmental authority or arbitrator applicable to or relating to VESTA.

SECTION 5.4  No Government Action.    To VESTA’s knowledge, except for the requirement that both VESTA and ICT provide written notice, in the form attached hereto as Schedule D, of the transfer of the Regulatory Documentation from ICT to VESTA, the execution, delivery and performance by VESTA of this Agreement and each of the documents contemplated hereby to which VESTA is a party require no action by or in respect of, or filing with, any governmental body, agency or official.

SECTION 5.5  Disclosure.    No representation, warranty or statement made by VESTA in this Agreement, or any document furnished or to be furnished to ICT pursuant to this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE VI—ICT’S COVENANTS

ICT covenants and agrees as follows:

SECTION 6.1  Filings.    ICT will use commercially reasonable efforts in good faith to file or cause to be filed with the FDA, as soon as practicable after the Closing Date, the Required Notice (substantially in the form attached hereto as Schedule D).

SECTION 6.2  No Liens; Full Payment.    Any Liens with respect to any of the Acquired Assets shall be satisfied of record on or prior to the Closing Date by ICT. All contracts, agreements, obligations and any other promises of or by ICT, whether contingent or fixed, will have been satisfied and paid in full by ICT not later than ten (10) days of the Closing Date.

SECTION 6.3  Confidentiality.    Until five years following the Closing Date, ICT will, and will cause each of its employees to, use commercially reasonable efforts to preserve the confidentiality of all confidential and proprietary information used in connection with the research, development, manufacture, production, sales, marketing, distribution, license, exploitation and/or commercialization of the Product or any of the Acquired Assets (the “Product Information”), provided that ICT may use and disclose any such information which has been publicly disclosed (other than by ICT in breach of its obligations under this Agreement) or to the extent that ICT may become legally compelled to disclose any of such information, in which case ICT shall, prior to disclosure, first use commercially reasonable efforts in good faith, and afford VESTA the opportunity, to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information required to be so disclosed.

SECTION 6.4  Removal of Information from Website.    Not later than the business day after the Closing Date, ICT shall delete to the extent permitted by law from any and all of its websites (including, without limitation, incara.com) all references to, any and all information pertaining to, the Product and the Acquired Assets, except for references contained in filings made by Incara Pharmaceuticals Corporation with the SEC and press releases issued by ICT or its Affiliates prior to the Closing Date. To the extent required by law press releases must be retained on the website, then ICT shall post a prominent notice disclosing the sale of the Acquired Assets to VESTA. Notwithstanding the foregoing, announcements and disclosures agreed to under Section 9.7 shall be permitted.

SECTION 6.5  Non-Competition.    ICT hereby agrees that, for two years after the Closing Date, ICT will not, directly or indirectly, and will not establish any Affiliate to, conduct any business involving Cell Therapy. For the avoidance of doubt, nothing contained in this Section 6.5 is intended to grant to ICT a license to, or to permit the infringement of, any intellectual property of VESTA.

SECTION 6.6  Standstill.    ICT will neither enter into nor commit to any agreements relating to or affecting any of the Acquired Assets, including but not limited to the Intellectual Property, prior to the Closing Date. ICT and VESTA will each work in good faith, to complete the purchase and sale of the Acquired Assets in accordance with the terms of this Agreement. ICT will use best efforts to consummate the closing by the Closing Date.

SECTION 6.7  Technology Transfer.    To the extent reasonably necessary to effectuate the full and complete transfer of technology, including but not limited to the transfer of the Intellectual Property, Know-How and Technical Package, to VESTA, ICT will provide reasonable technology transfer assistance at no charge to VESTA during the period up to twelve months after the Closing Date. For the period from twelve months after the Closing Date to eighteen months after the Closing Date, ICT will provide reasonable technology transfer assistance at reasonable cost.

ARTICLE VII—VESTA’S COVENANTS

VESTA covenants and agrees as follows:

SECTION 7.1  FDA Filings.    VESTA will use commercially reasonable efforts in good faith promptly to file or cause to be filed with the FDA, any notice, document and/or other materials required to be filed by it in connection with its purchase of the Acquired Assets (including, without limitation, the filings required by 21 CFR Section 314.72) and to make promptly any further filings and take any actions required of it as may be necessary to consummate the transactions contemplated hereby.

SECTION 7.2  Cooperation in Litigation.    From and after the Closing Date, VESTA agrees that, in the defense by ICT of any litigation, hearing, regulatory proceeding or investigation or other similar matter relating to the Acquired Assets or the Assumed Liabilities, VESTA will make available to ICT at ICT’s expense during normal business hours, but without unreasonably disrupting its business, all records as to the Acquired Assets and Assumed

Liabilities held by VESTA and reasonably necessary to permit the effective defense or investigation of such matters.

ARTICLE VIII—SURVIVAL; INDEMNIFICATION

SECTION 8.1  Survival.    All representations and warranties of the parties contained herein shall survive the Closing Date until one (1) year after the Closing Date. The covenants and agreements of ICT and VESTA hereunder that require by their express terms performance or compliance on and after the Closing Date shall continue in force thereafter in accordance with their terms.

SECTION 8.2  Indemnification by ICT.    ICT shall indemnify, defend and hold harmless VESTA and its officers, directors and affiliates (collectively, the “VESTA Indemnitees”) from, against and with respect to any action or cause of action, loss, damage, claim, obligation, liability, penalty, fine, cost and expense (including, without limitation, reasonable attorneys’ and consultants’ fees and costs and expenses incurred in investigating, preparing, defending against or prosecuting any litigation, claim, proceeding, demand or request for action by any governmental or administrative entity), of any kind or character, but expressly excluding all foreseeable and unforeseeable consequential damages (a “Loss”): (i) arising out of or in connection with any breach of any of the representations or warranties of ICT contained in this Agreement; (ii) arising out of or in connection with any failure by ICT to perform or observe any covenant, agreement, obligation or condition to be performed or observed by it pursuant to this Agreement; or (iii) constituting an Excluded Liability. Notwithstanding anything to the contrary, this Section 8.2 shall expire one (1) year after the Closing Date of the Agreement.

SECTION 8.3  Indemnification by VESTA.    VESTA shall indemnify, defend and hold harmless ICT and its officers, directors and affiliates (collectively, the “ICT Indemnitees”) from, against and with respect to any Loss: (i) arising out of or in connection with any breach of any of the representations or warranties of VESTA contained in this Agreement; (ii) arising out of or in connection with any failure by VESTA to perform or observe any covenant, agreement, obligation or condition to be performed or observed by it pursuant to this Agreement; or, (iii) constituting an Assumed Liability. Notwithstanding anything to the contrary, this Section 8.3 shall expire one (1) year after the Closing Date of the Agreement.

SECTION 8.4  Indemnification; Notice and Settlements.    A party seeking indemnification pursuant to Section 8.2 or 8.3 (an “indemnified party”) shall give prompt notice to the party from whom such indemnification is sought (the “indemnifying party”) in writing of any claim for recovery, specifying in reasonable detail the nature of the Loss. The indemnified party shall provide to the indemnifying party as promptly as practicable thereafter all information and documentation reasonably requested by the indemnifying party to verify the claim asserted; provided that, in the event of a third party claim giving rise to the Loss, the failure of the indemnified party to notify the indemnifying party on a timely basis will not relieve the indemnifying party of any liability that it may have to the indemnified party, except to the extent that the indemnified party demonstrates that the defense of such action is materially prejudiced by the indemnifying party’s failure to give such notice. The indemnifying party shall have the right to, and shall at the request of the indemnified party, assume the defense, with counsel reasonably satisfactory to the indemnified party, of any such suit, action or proceeding at its own expense. An indemnifying party shall not be liable under Section 8.2 or 8.3 for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder, which consent shall not be unreasonably withheld.

SECTION 8.5  Other Remedies.    The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable or common law remedy any party may have as a result of a Loss.

ARTICLE IX—MISCELLANEOUS

SECTION 9.1  Notices.    All notices, demands and other communications made hereunder shall be in writing and shall be given either by personal delivery or by nationally recognized overnight courier (with charges prepaid) and shall be deemed to have been given or made when actually delivered.

if to ICT to:
Incara Cell Technologies, Inc.
79 T. W. Alexander Drive
4401 Research Commons, Suite 200
Research Triangle Park, NC 27709
Attention: Clayton I. Duncan

with a copy to:
Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail, Suite 300
Raleigh, NC 27607
Attention: Larry E. Robbins

If to VESTA to:
Vesta Therapeutics, Inc.
7600 Wisconsin Avenue
Bethesda, MD 20814
Attention: Alan Smith, Ph.D.

with a copy to:
Toucan Capital Corp.
7600 Wisconsin Avenue
Bethesda, MD 20814
Attention: Linda Powers

SECTION 9.2  Expenses.    All legal and other costs and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such expenses.

SECTION 9.3  Limitation on ICT’s Representations and Warranties.    VESTA ACKNOWLEDGES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF ICT CONTAINED IN THIS AGREEMENT, VESTA IS ACQUIRING THE ACQUIRED ASSETS ON AN “AS IS, WHERE IS” BASIS WITHOUT ANY EXPRESS OR IMPLIED WARRANTIES AS TO THE FITNESS FOR A PARTICULAR PURPOSE OR MERCHANTABILITY.

SECTION 9.4  Successors and Assigns.    This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party without the prior written consent of the other party hereto and any attempted assignment without such consent shall be void.

SECTION 9.5  Entire Agreement; Amendment.    This Agreement, including without limitation the Schedules hereto, embodies the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements with respect thereto, except for any prior confidentiality agreements which shall survive. In the event of any conflict between this Agreement and any such prior confidentiality agreement, the agreement imposing stricter confidentiality shall govern. No waiver, amendment or modification of any provision hereof or of any right or remedy hereunder shall be effective unless in writing and signed by the party against whom such waiver, amendment or modification is sought to be enforced.

SECTION 9.6  Captions; Construction.    Captions herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation of this Agreement. Unless otherwise specified, the words “herein,” “hereof” and terms of like import shall be deemed to refer to the Agreement as a whole and not merely to a single part thereof.

SECTION 9.7  Public Announcement.    Each of ICT and VESTA agrees it will not make any press releases or other public announcements with respect to the transactions contemplated hereby, except as required by applicable law, without the prior approval of the other party not to be unreasonably withheld.

SECTION 9.8  Efforts.    Each party agrees to use commercially reasonable efforts to satisfy the conditions to the Closing set forth in this Agreement and otherwise to consummate the transactions contemplated by this Agreement.

SECTION 9.9  Governing Law.    This Agreement shall be governed by, interpreted and construed, and all claims and disputes, whether in tort, contract or otherwise shall be resolved, in accordance with the substantive laws of the Commonwealth of Delaware, without regard to the principles of conflicts of laws.

SECTION 9.10  Waiver.    No waiver by any party in one or more instances of any of the provisions of this Agreement or the breach thereof shall establish a precedent for any other instance with respect to that or any other provision. Furthermore, in case of waiver of a particular provision, all other provisions of this Agreement will continue in full force and effect.

SECTION 9.11  Severability.    If any provision of this Agreement is held to be invalid or unenforceable, all other provisions shall nevertheless continue in full force and effect.

SECTION 9.12  Counterparts.    This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which, taken together, shall constitute but one and the same instrument.

SECTION 9.13  No Third Party Beneficiaries.    Except for the rights of the “VESTA Indemnitees” and the “ICT Indemnitees” under Article VIII, none of the provisions of this Agreement or any document contemplated hereby is intended to grant any right or benefit to any person or entity that is not a party to this Agreement.

SECTION 9.14  Specific Performance.    ICT agrees that after VESTA has paid the Three Million Dollar ($3,000,000) purchase price, if ICT fails to make the Required Notice, then VESTA shall be entitled, in addition to its other remedies at law or at equity, to specific performance of this Agreement to the extent of the Required Notice.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Agreement has been signed by authorized representatives on behalf of each of the parties hereto as of the day and year first above written.

VESTA THEAPEUTICS, INC.

By:	/s/ ANNEMARIE MOSELEY
Annemarie Moseley Acting CEO

INCARA CELL TECHNOLOGIES, INC.

By:	/s/ CLAYTON I. DUNCAN
Clayton I. Duncan President & CEO